                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                  FORM 8-K/A
                     AMENDMENT TO FORM 8-K CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                                AMENDMENT NO. 1

               Date of Report (Date of earliest event reported):
                               DECEMBER 31, 1998



                          DATAWARE TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)


        DELAWARE                   0-21860                  06-1232140
(State or other jurisdiction    (Commission File          (IRS Employer
     of incorporation)             Number)              Identification No.)


                ONE CANAL PARK, CAMBRIDGE, MASSACHUSETTS 02141
             (Address of principal executive offices and zip code)



              Registrant's telephone number, including area code:
                                (617) 621-0820

  The undersigned registrant hereby amends Item 7 of its Current Report on Form 8-K filed with the Securities and Exchange Commission on January 14, 1999 (the "Form 8-K) as set forth in the pages attached hereto:

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
          ------------------------------------------------------------------

  (a)     Financial Statements of Business Acquired.
          -----------------------------------------

          1. Audited Financial Statements of Sovereign Hill Software, Inc. as of and for the years ended December 31, 1997 and December 31, 1996 which include the following:

               a.  Independent Auditors' Report;
               b.  Balance Sheets;
               c.  Statements of Operations;
               d.  Statements of Stockholders' Deficiency;
               e.  Statements of Cash Flows; and
               f.  Notes to Financial Statements.

          2. Unaudited Condensed Financial Statements of Sovereign Hill Software, Inc. as of and for the nine month periods ended September 30, 1998 and September 30, 1997 which include the following:

               a.  Condensed Balance Sheet;
               b.  Condensed Statements of Operations;
               c.  Condensed Statements of Cash Flows; and
               d.  Notes to Financial Statements

  (b)     Pro Forma Financial Information
          -------------------------------

          1. Unaudited Pro Forma Condensed Financial Statements of Dataware Technologies, Inc., as of September 30, 1998 and for the nine month period ended September 30, 1998 and for the year ended December 31, 1997 which include the following:

               a.  Pro Forma Condensed Balance Sheet as of September 30, 1998;
               b. Pro Forma Condensed Statements of Operations for the year ended December 31, 1997;
               c. Pro Forma Condensed Statements of Operations for the nine months ended September 30, 1998; and
               d.  Notes to Financial Statements.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial Statements of Business Acquired.
         -----------------------------------------

     1. Audited Financial Statements of Sovereign Hill Software, Inc. for the years ended December 31, 1997 and December 31, 1996.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Sovereign Hill Software, Inc.:

We have audited the accompanying balance sheets of Sovereign Hill Software, Inc. (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, stockholders' deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company's recurring losses from operations and stockholders' deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 /s/ Deloitte & Touche LLP
--------------------------

May 8, 1998 (December 15, 1998
 as to the third paragraph of Note 2
 and the second paragraph of Note 12)

SOVEREIGN HILL SOFTWARE, INC.

BALANCE SHEETS
DECEMBER 31, 1997 AND 1996
------------------------------------------------------------------------------------------------------------------------------------


ASSETS                                                                                       1997             1996
CURRENT ASSETS:
  Cash and equivalents                                                                   $   308,834      $  898,425
  Accounts receivable (less allowance for doubtful accounts of $22,000
     and $35,000 in 1997 and 1996, respectively)                                             228,138         384,935
  Prepaid license fees                                                                       106,000               -
  Other current assets                                                                        33,752          29,716
                                                                                         -----------      ----------

           Total current assets                                                              676,724       1,313,076
                                                                                         -----------      ----------
PROPERTY AND EQUIPMENT:
  Computers and equipment                                                                    264,306           3,157
  Furniture and fixtures                                                                     129,696          45,061
  Leasehold improvements                                                                      16,137              -
                                                                                         -----------      ----------

           Total property and equipment                                                      410,139          48,218

  Less accumulated depreciation                                                              128,774           3,110
                                                                                         -----------      ----------

           Property and equipment - net                                                      281,365          45,108
                                                                                         -----------      ----------

OTHER ASSETS - Net                                                                            21,350          27,450
                                                                                         -----------      ----------

           TOTAL                                                                         $   979,439      $1,385,634
                                                                                         ===========      ==========

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
  Accounts payable                                                                       $   252,426      $  101,648
  Accrued expenses                                                                           184,908          88,371
  Deferred revenue                                                                            17,544          58,022
  Short-term debt                                                                          1,500,000          15,445
                                                                                         -----------      ----------
           Total current liabilities                                                       1,954,878         263,486
                                                                                         -----------      ----------

REDEEMABLE CONVERTIBLE PREFERRED STOCK -
  At redemption value                                                                      3,143,710       1,363,583

COMMITMENTS AND CONTINGENCIES  (Notes 2, 3 and 8)

STOCKHOLDERS' DEFICIENCY:
  Common stock, $.001 par value - authorized, 9,000,000 shares; issued and
    outstanding, 1,861,500 and 1,661,700 shares in 1997 and 1996, respectively                 1,862           1,662
  Accumulated deficit                                                                     (4,103,011)       (243,097)
  Treasury stock, at cost, 180,000 and 0 shares in 1997 and 1996, respectively               (18,000)              -
                                                                                         -----------      ----------
           Total stockholders' deficiency                                                 (4,119,149)       (241,435)
                                                                                         -----------      ----------
TOTAL                                                                                    $   979,439      $1,385,634
                                                                                         ===========      ==========

See notes to financial statements.

SOVEREIGN HILL SOFTWARE, INC.

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1997 AND 1996
------------------------------------------------------------------------------------------------------------------------------------


                                                                                            1997              1996
REVENUES                                                                               $  1,365,125        $  774,404
                                                                                       ------------        ----------
COSTS AND EXPENSES:
  Cost of sales                                                                             273,691            89,086
  Engineering and product development                                                     1,161,935           543,114
  Selling and marketing                                                                     728,370             7,574
  General and administrative                                                              2,883,549           312,281
                                                                                       ------------        ----------

                                                                                          5,047,545           952,055
                                                                                       ------------        ----------

LOSS FROM OPERATIONS                                                                     (3,682,420)         (177,651)

OTHER INCOME (EXPENSE):
  Interest expense                                                                          (26,870)             (707)
  Miscellaneous income                                                                       27,683             7,618
                                                                                       ------------        ----------

NET LOSS                                                                               $ (3,681,607)       $ (170,740)
                                                                                       ============        ==========

See notes to financial statements.

SOVEREIGN HILL SOFTWARE, INC.

STATEMENTS OF STOCKHOLDERS' DEFICIENCY
YEARS ENDED DECEMBER 31, 1997 AND 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                             ADDITIONAL
                                           COMMON STOCK       PAID-IN   ACCUMULATED  SUBSCRIPTION    TREASURY STOCK
                                        SHARES      AMOUNT    CAPITAL     DEFICIT    RECEIVABLE    SHARES     AMOUNT      TOTAL
BALANCE, JANUARY 1, 1996                      802   $    1   $      -   $         -   $        -          - $        -  $       1

  Issuance of common stock, including
   dissolution of the Massachusetts
   Corporation                          1,486,898    1,487          -             -            -          -          -       1,487

  Issuance of common stock in exchange
   for consulting services                174,000      174     17,226             -            -          -          -      17,400

  Accretion of redeemable convertible
   preferred stock                              -        -    (17,226)      (18,357)           -          -          -     (35,583)

  Excess of contingent fees over the
   carryover basis of acquired
   technology                                   -        -          -       (54,000)           -          -          -     (54,000)

  Net loss                                      -        -          -      (170,740)           -          -          -    (170,740)
                                        ---------   ------   --------   -----------   ----------   --------   --------  -----------

BALANCE, DECEMBER 31, 1996              1,661,700    1,662          -      (243,097)           -          -          -    (241,435)

  Exercise of stock options                19,800       20          -             -            -          -          -          20

  Issuance of common stock                180,000      180     17,820             -      (18,000)         -          -           -

  Purchase of treasury stock                    -        -          -             -       18,000    180,000    (18,000)          -

  Accretion of redeemable convertible
  preferred stock                               -        -    (17,820)     (112,307)           -          -          -     (130,127)

  Excess of contingent fees over the
   carryover basis of acquired                  -        -          -       (66,000)           -          -          -      (66,000)
   technology

  Net loss                                      -        -          -    (3,681,607)           -          -          -   (3,681,607)
                                        ---------   ------   --------   -----------   ----------   --------   --------  -----------

BALANCE, DECEMBER 31, 1997              1,861,500   $1,862   $      -   $(4,103,011)  $        -    180,000   $(18,000) $(4,119,149)
                                        =========   ======   ========   ===========   ==========   ========   ========  ===========

See notes to financial statements.

SOVEREIGN HILL SOFTWARE, INC.

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1997 AND 1996
------------------------------------------------------------------------------------------------------------------------------

                                                                                                    1997               1996
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss                                                                                     $  (3,681,607)      $  (170,740)
                                                                                               -------------       -----------
  Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                                                     131,764             6,161
   Common stock issued in exchange for consulting services                                                 -            17,400
   Changes in assets and liabilities:
    Accounts receivable                                                                              156,797          (384,935)
    Prepaid expenses                                                                                (110,036)          (29,716)
    Accounts payable                                                                                 150,778            87,648
    Accrued expenses                                                                                  96,537            88,371
    Deferred revenue                                                                                 (40,478)           58,022
                                                                                               -------------       -----------

          Total adjustments                                                                          385,362          (157,049)
                                                                                               -------------       -----------
          Net cash used in operating activities                                                   (3,296,245)         (327,789)
                                                                                               -------------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                                                (361,921)          (29,864)
  Other assets                                                                                             -           (30,500)
                                                                                               -------------       -----------
          Net cash used in investing activities                                                     (361,921)          (60,364)
                                                                                               -------------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuances of redeemable convertible preferred stock                            1,650,020         1,329,487
  Proceeds from short-term debt                                                                    1,500,000                 -
  Payments of short-term debt                                                                        (15,445)           (2,909)
  Excess of contingent fees over the carryover basis of acquired technology                          (66,000)          (40,000)
                                                                                               -------------       -----------

          Net cash provided by financing activities                                                3,068,575         1,286,578
                                                                                               -------------       -----------

(DECREASE) INCREASE IN CASH AND EQUIVALENTS                                                         (589,591)          898,425

CASH AND EQUIVALENTS, BEGINNING OF YEAR                                                              898,425                 -
                                                                                               -------------       -----------

CASH AND EQUIVALENTS, END OF YEAR                                                              $     308,834      $    898,425
                                                                                               =============      ============

SUPPLEMENTAL CASH FLOW INFORMATION - Cash paid for interest                                    $      17,009      $        707
                                                                                               =============      ============
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:
  Purchase of furniture and fixtures under a short-term note payable                           $           -      $     18,354
                                                                                               =============      ============

  Common stock issued in exchange for consulting services                                      $           -      $     17,400
                                                                                               =============      ============

  Issuance of common stock for subscription receivable                                         $      18,000      $          -
                                                                                               =============      ============

  Purchase of treasury stock in exchange for forgiveness of subscription receivable            $      18,000      $          -
                                                                                               =============      ============

  Excess of contingent fees over the carryover basis of acquired technology included
   in accounts payable                                                                         $           -      $     14,000
                                                                                               =============      ============

See notes to financial statements.

SOVEREIGN HILL SOFTWARE, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION - Sovereign Hill Software, Inc. was incorporated in Massachusetts on June 27, 1995 for the purpose of acquiring certain technologies developed in whole or in part by the University of Massachusetts (the "University") or its related companies and commenced operations on April 8, 1996. On June 24, 1996, a separate company also named Sovereign Hill Software, Inc. (the "Company") was incorporated in Delaware and was merged with the Massachusetts Corporation on July 10, 1996, upon which the Massachusetts corporation was dissolved. Due to the common ownership and control of the companies, the assets and liabilities were transferred at historical cost in a manner similar to a pooling of interests. The Company develops, markets and distributes advanced information retrieval and information processing products designed to access and analyze large-scale heterogeneous, distributed multimedia document databases. The Company also provides consulting services surrounding the implementation and support of its software products.

USES OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

CASH EQUIVALENTS - Cash equivalents consist primarily of demand deposits and short-term highly liquid investments purchased with remaining maturity of three months or less.

OTHER ASSETS - Other assets consist of organizational costs which are being amortized using the straight-line method over five years. Accumulated amortization approximated $9,200 and $3,100 at December 31, 1997 and 1996, respectively.

PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets (two to five years).

REVENUE RECOGNITION - Revenue from the sale of software licenses is recognized upon receipt of a signed software license agreement and shipment of the product provided no significant obligations remain and collectibility is probable. Related royalty revenue is recognized as earned, provided amounts can be reasonably estimated. Revenue from the sale of maintenance agreements is deferred and recognized ratably over the term of the agreements (generally twelve months). Revenue from support and consulting services is also deferred and recognized as the services are provided.

SOFTWARE DEVELOPMENT COSTS - Costs incurred prior to technological feasibility of the Company's software products are expensed as research and development costs. Certain costs incurred after technological feasibility has been established are capitalized. No such capitalized costs were incurred in 1997 and 1996.

INCOME TAXES - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the Company's financial statements or tax returns. Deferred tax liabilities and assets are determined based upon the difference between the financial statement carrying amounts and tax basis of existing assets and liabilities, using enacted tax rates in effect in the year(s) in which the differences are expected to reverse.

STOCK-BASED COMPENSATION - The Company accounts for stock-based compensation using the intrinsic-value method in accordance with Accounting Principles Board Opinion No. 25.

CONCENTRATION OF RISK AND MAJOR CUSTOMERS - The Company is subject to credit risk through trade receivables, which is minimized as the Company's customer base includes large organizations and certain government agencies. Revenues from customers equaling or exceeding 10% of total revenues for the years ended December 31, 1997 and 1996 are as follows:

 Customer          1997           1996
      A             13%            35%
      B              -             12
      C             30             10
      D              -             10
      E             17              -


RECENTLY ISSUED ACCOUNTING STANDARDS - In October 1997, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition." SOP 97-2 provides guidance on when revenue should be recognized and in what amounts for licensing, selling, or otherwise marketing computer software. SOP 97-2 will be required to be adopted by the Company for transactions entered into after December 31, 1997 and is not anticipated to significantly change the method in which the Company recognizes revenue.

RECLASSIFICATIONS - Certain 1996 amounts have been reclassified to conform to the 1997 presentation.

2.    FINANCIAL RESULTS AND MANAGEMENT'S PLANS

     The Company incurred a net loss of approximately $3,700,000 in 1997. In addition, the Company has continued to incur losses subsequent to December 31, 1997 and expects to incur an operating loss for fiscal year 1998. The Company has negative working capital and a stockholders' deficiency. These factors indicate that the Company may be unable to continue as a going concern. The Company has funded its historical operating losses with the proceeds from the sale of preferred stock and the issuance of debt. The Company's ability to continue as a going concern is dependent on its ability to continue to raise financing sufficient to cover its operating losses. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The Company has taken several actions in 1998 intended to improve its financial condition. Such activities include a change in the Company's senior management in 1998. In addition, cost reduction programs, the closing of a facility and refocusing the marketing and product strategies have reduced, but not eliminated, operating losses in 1998 (unaudited). The Company's new management has concluded that a sale of the Company is the most likely strategy to achieving financial viability.

   On November 5, 1998, the majority of the shareholders of the Company signed a Letter of Intent for the Company to be acquired by Dataware Technologies, Inc. The proposed acquisition is subject to completion of a definite agreement as well as a number of other conditions. There can be no assurance that the acquisition of the Company will be consummated. If not, management will be required to seek alternative sources of capital as well as other possible merger partners.

3. PURCHASED TECHNOLOGY AND CONTINGENCIES

   On April 8, 1996, the Company's predecessor Massachusetts corporation acquired certain technology from the Applied Computing Systems Institute of Massachusetts, Inc. ("ACSIOM") for 500 shares of common stock and future contingent payments of up to $600,000. In connection with the merger described in Note 1, the 500 shares were canceled and exchanged for 450,000 shares of the Company's common stock on July 10, 1996. In addition, under the terms of the agreement with ACSIOM, in order to retain the acquired technology, the Company must (i) obtain at least $1,000,000 in financing from equity or debt issuances within one year; (ii) obtain a total of $3,000,000 within three years from the generation of revenues or from equity or debt issuances or a combination of both; (iii) grant ACSIOM a nonexclusive, nontransferable, perpetual, royalty-free license to use the commercially available version of the software for research or prototyping purposes, as defined; and (iv) purchase consulting services from ACSIOM for a period of at least two years (see Note 11). In the event that the obligations of (i) and
   (ii) are not met, the acquired technology shall revert back to ACSIOM.

   The contingent payments are equal to 4% of equity investment funding, as defined, received by the Company up to $10,000,000, plus 2% of equity investment funding received by the Company in excess of $10,000,000 up to a total of $20,000,000. The contingent payments do not bear interest and the term is indefinite until the $600,000 is paid. As the term and amount of the future contingent payments are not readily determinable, no obligation has been recorded as a liability as of December 31, 1997 and 1996.

   The purchased technology has been recorded at ACSIOM's carryover basis of zero in the financial statements of the Company because ACSIOM and certain individuals associated with ACSIOM and involved in the development of the technology held a controlling interest in the Company at the date of the technology transfer. Accordingly, all contingent payments will be in excess of the carryover cost basis of the acquired technology and will be accounted for as direct charges to accumulated deficit when the related equity investment funding is consummated.

   During 1997 and 1996, respectively, the Company received gross proceeds of $1,650,000 and $1,350,000 from the issuance of Preferred Stock (see Note 8). Accordingly, $66,000 and $54,000 of contingent payments were due to ACSIOM and were charged to accumulated deficit during 1997 and 1996, respectively.

   During 1997, the University informed the Company that it believes there may have been significant irregularities in the Company's acquisition of the technology from ACSIOM. It is unclear whether the University intends to file any formal claim or complaint. Based on the facts as presented by the Company, the Company's legal counsel has advised the Company that it has significant legal defenses to the allegations made by the University. In addition, the Company denies the allegations and will vigorously defend them if pursued by the University. As no formal claim or litigation has been instituted, the likelihood of the success of any such claims or litigation or the Company's exposure is not presently determinable. Accordingly, no amounts have been accrued in the financial statements for the years ended December 31, 1997 and 1996 with respect to this matter.

     4.  PREPAID LICENSE AGREEMENT

     In April 1997, the Company, as licensee, entered into a license agreement to adapt, integrate and distribute materials provided by the licensor. As of December 31, 1997, minimum prepaid royalties amounted to $106,000 with a final installment of $53,000 due in March 1998. The prepaid royalties are nonrefundable whether or not the Company subsequently develops and markets the products under the license agreement. No amount of royalty expense has been recognized in the statement of operations for the year ended December 31, 1997. The license agreement expires in April 1999.

     The Company is currently renegotiating the agreement in order to obtain a pricing structure more consistent with its current business model. The Company has entered into discussions to be acquired, as discussed in Note
     2. It is possible that this agreement would be cancelled as a result of this acquisition, which could result in a write off of the prepaid royalty of $106,000.

5.   LEASES

     The Company leases computer equipment and certain office space and furnishings under noncancelable operating lease agreements expiring on various dates through September 2001. Total rent expense under all operating leases was approximately $155,129 and $115,360 for the years ended December 31, 1997 and 1996, respectively.

     At December 31, 1997, future minimum payments under operating leases are due as follows:

          YEAR ENDING DECEMBER 31

          1998                                $ 300,502
          1999                                  209,034
          2000                                  209,034
          2001                                  178,861
                                              ---------
                                              $ 897,431
                                              =========

     In connection with the termination of an office lease (see Note 12), approximately $425,000 of lease commitments included above were released by the landlord.

     6. FINANCING ARRANGEMENTS

     CONVERTIBLE PROMISSORY NOTES PAYABLE - On December 10, 1997, the Company issued a series of Convertible Promissory Notes Payable (the "Notes") aggregating $1,500,000, the proceeds of which were used, in part, to pay any outstanding borrowings under the Company's line of credit. The Notes bear interest at 12% and principal and accrued interest is payable on April 10, 1998. The Notes are convertible into equity automatically by virtue of and simultaneously with the occurrence of an equity financing of the Company that closes on or before April 10, 1998 of not less than $2,000,000 from investors other than present Company security holders or affiliates. Each Note holder will receive, upon the conversion, a number of shares based on a per share conversion price equal to the per share price of the equity financing. The Company has not paid the outstanding amounts of the Notes upon maturity on April 10, 1998 and, as of such date, no additional equity financing has been obtained. Accordingly, as of April 10, 1998, the Notes began accruing interest at a defaulted interest rate of 18%.

LINE OF CREDIT - On September 11, 1997, the Company obtained a line of credit facility with a bank which provided for maximum borrowings up to $1,000,000. Borrowings under the line of credit facility ranked senior to all other debt and were collateralized by substantially all assets of the Company. Outstanding borrowings bore interest at the bank's prime rate plus 2.0%. On December 11, 1997, the line of credit facility expired upon which all outstanding principal and interest was paid.

SHORT-TERM NOTE PAYABLE - During 1996, the Company purchased certain furniture and fixtures under a short-term note payable in the original amount of $18,354. The note payable bears interest at 12% and requires monthly payments of principal and interest of $1,631. The note payable expired in October 1997.

7. INCOME TAXES

The tax effect of temporary differences and carryforwards that give rise to deferred tax assets at December 31, 1997 and 1996 consisted of the following:

                                                                                 1997            1996
     Depreciation and amortization                                           $    10,300      $    200
     Bad debt                                                                      8,800        13,800
     Other reserves and expenses not currently deductible                         40,500        36,800
     Net operating loss carryforwards                                          1,442,000        12,600
     Research and development credits                                             27,600        27,600
                                                                             -----------      --------
                                                                               1,529,200        91,000

     Valuation allowance                                                      (1,529,200)      (91,000)
                                                                             -----------      --------
     Deferred taxes, net                                                     $         -      $      -
                                                                             ===========      ========

SFAS No. 109 requires a valuation allowance against deferred tax assets, if based on available evidence it is more likely than not that some or all of the deferred tax assets will not be realized. The Company believes that uncertainty exists with respect to future realization of the deferred tax assets and has established a valuation allowance for the full amount as of December 31, 1997 and 1996.

The Company has available for both federal and state tax purposes net operating loss carryforwards of approximately $3,553,000 which expire in 2012 and 2002, respectively. The Company also has research and development credits for federal and state tax purposes of $15,100 and $12,500, respectively, which expire in 2011. Should the Company undergo an ownership change as defined in Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change would be subject to an annual limitation which could reduce or defer the utilization of these losses. The Company did not pay any income taxes in 1997 and 1996.

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK

At December 31, 1997, the Company has 3,000,000 authorized, issued and outstanding shares of $0.001 par value Series A Redeemable Convertible Preferred Stock (the "Preferred Stock"), of which 1,650,000 shares were issued in 1997 and 1,350,000 shares were issued in 1996 upon the satisfaction of certain financial and nonfinancial performance measures as required by the Preferred Stock agreement.

Holders of the Preferred Stock have the right and option to convert the Preferred Stock, at any time, into an equal number of shares of Common Stock. The conversion rate will be adjusted for stock splits, combinations, stock dividends and distributions. The Preferred Stock has voting rights equal to the number of shares of Common Stock into which it is convertible.

The Preferred Stock will be automatically converted into Common Stock, at the then applicable conversion rate, in the event of (a) a public offering of shares of the Common Stock in which the aggregate gross proceeds are at least $10,000,000; or (b) upon the approval of the holders of at least 70% of all the then outstanding shares of Preferred Stock.

In the event of liquidation of the Company, the holders of Preferred Stock are entitled to receive in preference to the holders of Common Stock, an amount equal to the initial price of $1.00 per share plus any accrued but unpaid dividends. In the event of a sale of the Company, the holders of Preferred Stock are entitled to receive in preference to the holders of Common Stock, an amount equal to the amount they would have received if they had converted the Preferred Stock to Common Stock immediately prior to such sale.

At any time after July 8, 2002, the Company may be required at the option of the holders of at least 70% of the Preferred Stock then outstanding to redeem all or any portion of the then outstanding shares of Preferred Stock. The shares of Preferred Stock shall be redeemed at $1.00 per share plus dividends at a per annum rate which would provide the holder with a 5% return on the initial purchase price of $1.00 per share, computed from July 10, 1996 to the redemption date.

At December 31, 1997 and 1996, the redemption value of the preferred stock is comprised of the following:

                                                                                       SHARES           AMOUNT
     Balance, January 1, 1996                                                                    -      $          -
     Issuance of redeemable convertible preferred stock, net of
       issue costs of $22,000                                                            1,350,000         1,328,000
     Dividends and accretion                                                                     -            35,583
                                                                                         ---------      ------------
     Balance, December 31, 1996                                                          1,350,000         1,363,583

     Issuance of redeemable convertible preferred stock                                  1,650,000         1,650,000
     Dividends and accretion                                                                     -           130,127
                                                                                         ---------       -----------
     Balance, December 31, 1997                                                          3,000,000       $ 3,143,710
                                                                                         =========       ===========

9. STOCKHOLDERS' DEFICIENCY

COMMON STOCK - At December 31, 1997, the Company has 9,000,000 authorized shares of $0.001 par value Common Stock (the "Common Stock"), of which 1,681,500 shares are outstanding. 3,000,000 shares are reserved for issuance upon conversion of the Preferred Stock and 4,018,800 shares are reserved for issuance upon exercise of options.

STOCK OPTIONS - During 1996, the Company adopted the 1996 Stock Option Plan (the "Option Plan") which provides for the issuance of nonqualified and incentive stock options to employees, officers, directors and consultants to purchase up to 3,000,000 shares of Common Stock. In addition to the options of the Option Plan, the Company also granted nonqualified options to purchase an aggregate 1,018,800 shares of Common Stock. The exercise price for incentive stock options must be at least equal to the fair market value at the date of grant as determined by the Company's Board of Directors (the "Board"). The exercise price of nonqualified stock options may be granted below fair market value but not less than par value. Options become exercisable immediately or over a four-year period as specified at the date of grant. The options expire five years from the date of grant or ten years from the date of grant if the option holder owns more than 10% of the total combined voting power of all classes of the Company's capital stock.

The following table presents activity for all stock options during 1997 and 1996:

                                                                1997                              1996
                                                    -----------------------------     -----------------------------
                                                                     WEIGHTED-                          WEIGHTED-
                                                        NUMBER        AVERAGE             NUMBER        AVERAGE
                                                          OF          EXERCISE              OF          EXERCISE
                                                        OPTIONS        PRICE              OPTIONS        PRICE
     Outstanding, beginning of year                    1,018,800      $ 0.001                    -      $        -

     Granted                                           1,735,000        0.100             1,018,800          0.001
     Exercised                                           (19,800)       0.001                     -              -
     Canceled                                           (744,333)       0.100                     -              -
                                                      ----------      -------            ----------     ----------

     Outstanding, end of year                          1,989,667        0.050             1,018,800          0.001
                                                      ==========      =======            ==========     ==========

     Exercisable, end of year                          1,027,875      $ 0.004             1,018,800     $    0.001
                                                      ==========      =======            ==========     ==========

Outstanding options at December 31, 1997 had a weighted-average remaining life of approximately nine years.

As described in Note 1, the Company uses the intrinsic value method to measure compensation expense associated with grants of stock options to employees. Had the Company used the fair value method to measure compensation, net loss would have been substantially the same as the net loss reported in the statement of operations.

The weighted-average fair value of options granted was $0.03 and $0.0003 per share for 1997 and 1996, respectively.

STOCK OPTIONS (CONTINUED) - The fair value of each stock option is estimated on the date of grant using the Black/Scholes option-pricing model with the following weighted-average assumptions:

       YEAR ENDED DECEMBER 31                               1997         1996

       Average risk-free interest rate                   6.43 %       6.10 %
       Expected life of option grants (in years)            5 years     10 years
       Expected dividend payment rate, as a percentage
         of the stock price on the date of the grant        -            -
       Expected volatility                                  -            -


The option pricing model used was designed to value readily tradable stock options with relatively short lives. The options granted to employees are not tradable and have contractual lives of ten years. However, management believes that the assumptions used and the model applied to value the awards yields a reasonable estimate of the fair value of the grants made under the circumstances.

WARRANTS - In connection with the September 1997 line of credit facility (see
Note 6), the Company issued warrants to purchase 30,000 shares of Common Stock at $1 per share, expiring on September 10, 2003. On February 20, 1998, the Company amended the exercise price of the warrants from $1 to $0.10 per share and increased the number of shares purchasable under the warrant by 5,000 shares in connection with the reinstatement of the line of credit facility.

In connection with the issuance of the Notes on December 10, 1997 (see Note 6), the Company issued warrants to purchase up to 1,500,000 shares of Common Stock at $0.10 per share expiring on December 10, 2003. Accordingly, the actual number of shares purchasable under each warrant will be equal to the principal of the underlying Notes divided by ninety days and multiplied by the number of days that have elapsed between December 10, 1997 and March 10, 1998 for which the Company has not obtained at least $2,000,000 in equity financing, not to exceed 1,500,000 shares. At December 31, 1997, 350,000 warrants became issuable for which the fair value was deminimus. As of March 10, 1998, the required equity financing has not been obtained and, accordingly, the remaining 1,150,000 warrants became issuable for which the fair value was deminimus.

10. RETIREMENT SAVINGS PLAN

During 1996, the Company adopted a 401(k) retirement savings plan (the "plan") covering substantially all of the Company's employees. Under the provisions of the plan, employees may contribute a percentage of their compensation within certain limitations. The Company, at the discretion of the Board, may make contributions on behalf of its employees under the plan. Such contributions, if any, become fully vested after four years of continuous service. The Company did not make any contributions in 1997 and 1996.

11. RELATED-PARTY TRANSACTIONS

In connection with the purchase of technology from ACSIOM (see Note 3), the Company is required, upon the receipt of at least $1,000,000 in equity investment funding, to purchase certain consulting services approximating $129,000 annually from ACSIOM, of which ACSIOM and certain of its consultants are stockholders of the Company. The consulting agreement expires on July 10, 2000, or upon written notice by the Company after two years have elapsed under the contract. Such consulting expenses aggregated $126,800 and $60,400 in 1997 and 1996, respectively.

During 1997, the Company issued 180,000 shares of Common Stock to an officer of the Company in exchange for an $18,000 subscription receivable. The Company repurchased the 180,000 shares in 1997 and forgave the subscription receivable. Accordingly, such shares are recorded as treasury stock in the accompanying 1997 balance sheet.

During 1996, the Company issued 174,000 shares of Common Stock to a director of the Company in exchange for $17,400 of consulting services.

12. SUBSEQUENT EVENTS

In February 1998, the Company terminated its operating lease for office space prior to its contractual expiration. Accordingly, the Company sold certain property and equipment for approximately $50,000 and recognized a loss, inclusive of lease cancellation fees, of approximately $46,000.

During 1998, the Company's bank line of credit was reinstated through November 19, 1998 and increased to $1,350,000. Also, see Note 2.

                                     *****

2. Unaudited Condensed Financial Statements of Sovereign Hill Software, Inc. as of and for the nine month periods ended September 30, 1998 and September 30, 1997.

SOVEREIGN HILL SOFTWARE, INC.

CONDENSED BALANCE SHEET
(UNAUDITED)
SEPTEMBER 30, 1998
------------------------------------------------------------------------------
(in thousands)

ASSETS
Current assets:
     Cash and equivalents                                     $    162
     Accounts receivable                                           424
     Prepaid license fees                                          159
     Other current assets                                           52
                                                              --------

          Total current assets                                     797
                                                              --------

     Property and equipment, net                                   119
     Other assets, net                                              17
                                                              --------

          Total assets                                        $    933
                                                              ========

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
     Accounts payable and accrued expenses                         930
     Deferred revenue                                               31
     Short-term debt                                             2,810
                                                              --------

          Total current liabilities                           $  3,771
                                                              --------

Redeemable convertible preferred stock at redemption value       3,259
Stockholders' deficiency                                        (6,097)
                                                              --------

          Total liabilities and stockholders' deficiency      $    933
                                                              ========

The accompanying notes are an integral part of the financial statements.

SOVEREIGN HILL SOFTWARE, INC.

CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
----------------------------------------------------------------------------

(in thousands)

                                        FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                              1998                    1997
                                              ----                    ----
Revenues                                    $   913                $   1,055
Cost of revenues                                215                      212
                                            -------                ---------
Gross profit                                    698                      843

Operating expenses:
   Product development                        1,808                      871
   General and administrative                   357                    2,160
   Sales and marketing                          214                      546
                                            -------                ---------
     Total operating expenses                 2,379                    3,577
                                            -------                ---------


Loss from operations                         (1,681)                  (2,734)

Interest income, net                           (209)                      25
Miscellaneous income (expense), net              (1)                      (5)
                                            -------                ---------
Loss before provision for income taxes       (1,891)                  (2,714)
                                            -------                ---------

Provision for income taxes                        -                        -
                                            -------                ---------

Net loss                                    $(1,891)               $  (2,714)
                                            =======                =========

The accompanying notes are an integral part of the financial statements.


SOVEREIGN HILL SOFTWARE, INC.

CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)

                                                                                 FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                                                                       1998                1997
                                                                                       ----                ----
Net loss for the period                                                             $  (1,891)         $  (2,714)
Adjustments required to reflect the cash flows from operating activities:
     Depreciation                                                                         120                 85

Changes in operating asset and liability items:
     (Increase)/decrease in accounts receivable                                          (196)               240
     (Increase)/decrease in prepaid license fee                                           (53)              (106)
     (Increase)/decrease in other assets                                                  (13)               (52)
     Increase/(decrease) in accounts payable and accrued expenses                         493                335
     Increase/(decrease) in deferred revenue                                               14                (41)
                                                                                    ---------          ---------
Net cash used in operating activities                                                  (1,526)            (2,253)
                                                                                    ---------          ---------

Cash flows from (used in) investing activities                                             69               (355)
                                                                                    ---------          ---------

Cash flows from financing activities
     Short-term debt, net                                                               1,310                436
     Preferred stock                                                                        -              1,650
     Excess of contingent fees over the carrying basis of acquired technology               -                (66)
                                                                                    ---------          ---------
Cash flows from financing activities                                                    1,310              2,020
                                                                                    ---------          ---------

Decrease in cash and cash equivalents                                                    (147)              (588)
                                                                                    ---------          ---------

Cash and cash equivalents, beginning of year                                        $     309          $     898

Cash and cash equivalents, end of year                                              $     162          $     310
                                                                                    =========          =========

The accompanying notes are an integral part of the financial statements.

SOVEREIGN HILL SOFTWARE, INC.

NOTES TO FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 1998
(UNAUDITED)
--------------------------------------------------------------------------------

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements included herein are unaudited, condensed and do not contain all information required by generally accepted accounting principles to be included in a full set of financial statements. In the opinion of management, all adjustments considered necessary (which consist only of normal recurring accruals) for a fair presentation have been included. The results of operations for any interim period are not necessarily indicative of results of operations for the entire year. These financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997 included with this report.

NOTE 2.  REVENUE RECOGNITION

The Company recognizes software revenues in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition." Revenue from software license fees are recorded upon execution of the contract provided that all shipment obligations have been met, fees are fixed or determinable, and collection is deemed probable. Revenue from maintenance contracts, including amounts bundled in initial software licenses, is deferred and recognized ratably over the term of the agreement, generally one year. Revenues from services are recognized as the Company performs the service in accordance with the contract.

NOTE 3.  COMPREHENSIVE INCOME

During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" (Statement 130), which establishes standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The adoption of Statement 130 had no impact on the Company's comprehensive income for the nine months ended September 30, 1998 and 1997 and the year ended December 31, 1997 as there were no components of other comprehensive income.

NOTE 4.  FINANCING ARRANGEMENTS

Convertible Promissory Notes Payable -- On December 10, 1997, the Company issued a series of Convertible Promissory Notes Payable (the "Notes") aggregating $1,500,000, the proceeds of which were used, in part, to pay any outstanding borrowings under the Company's line of credit. These Notes matured on April 10, 1998, at which time the principal and accrued interest, at a rate of 12%, was to have been repaid, or converted to equity upon the satisfaction of certain conversion criteria. Such criteria was not met and the Company did not repay the notes. As a result, from April 10, 1998 onwards the Notes have been accruing interest at a pre-defined rate of 18% per annum.

Line of Credit -- On February 20, 1998, the Company obtained a line of credit facility with a bank that provided for maximum borrowings up to $1,350,000. Borrowings under the line of credit facility ranked senior to all other debt and are collateralized by substantially all assets of the Company. Outstanding borrowings bear interest at a rate of prime plus 2.0%. As of September 30, 1998 the amount outstanding under this facility was $1,350,000.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
        ------------------------------------------------------------------

        (b)    Pro Forma Financial Information.
               -------------------------------

On December 31, 1998, Dataware Technologies, Inc. ("Dataware") acquired substantially all of the assets and assumed selected liabilities of Sovereign Hill Software, Inc. ("Sovereign Hill") for approximately $1.2 million (the "Transaction"). The purchase of Sovereign Hill's net liabilities of $2.1 million was funded as follows: (i) 200,000 shares of Dataware Common Stock with a fair value of $0.5 million at the date of acquisition, (ii) 5 year warrants to purchase 40,000 additional shares of Dataware Common Stock at an exercise price of $6.00 per share valued at $45,000, and (iii) $0.1 million in cash. Dataware expects to incur $0.5 million of direct acquisition expenses related to the Transaction.

The unaudited pro forma consolidated statements of operations give effect to the Transaction as if it was consummated at the beginning of the period presented.

The pro forma information is presented for illustrative purposes only and does not purport to be indicative of the operating results that would have actually occurred if the Transaction had been in effect at January 1, 1997, nor is it indicative of the future operating results of the Company. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A. The pro forma information should be read in conjunction with the Company's December 31, 1997 financial statements and notes thereto contained in its 1997 Form 10-K filed on March 31, 1998.

                                                 DATAWARE TECHNOLOGIES, INC.
                                              PRO FORMA CONDENSED BALANCE SHEET
                                                     SEPTEMBER 30, 1998
                                                         (Unaudited)
                                                       (in thousands)

                                                                Dataware      Sovereign Hill     Adjustments          Total
                                                               -----------    ---------------    ------------       ---------
                                                               (Unaudited)      (Unaudited)
ASSETS
Current assets:
                 Cash and cash equivalents                       $ 12,396            $   162         $   (10) (a)   $ 12,548
                 Accounts receivable, net                           4,217                424             (10) (b)      4,631
                 Prepaid expenses and other current assets          1,935                211            (184) (c)      1,962
                                                                 --------            -------         -------        --------

                       Total current assets                        18,548                797            (204)         19,141
                                                                 --------            -------         -------        --------

                 Property and equipment, net                        3,704                119             (41) (d)      3,782
                 Other assets, net                                  4,212                 17                           4,229
                 Goodwill, net                                          -                  -           2,474  (e)      2,474
                                                                 --------            -------         -------        --------

                       Total assets                              $ 26,464            $   933         $ 2,229        $ 29,626
                                                                 ========            =======         =======        ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
                 Accounts payable                                   1,935                716              (7) (f)      2,644
                 Accrued expenses                                   4,827                214             341  (g)      5,382
                 Short-term debt                                        -              2,810          (1,500) (h)      1,310
                 Income taxes payable                                 703                  -               -             703
                 Deferred revenue                                   2,569                 31               -           2,600
                                                                 --------            -------         -------        --------

                       Total current liabilities                 $ 10,034            $ 3,771         $(1,166)       $ 12,639
                                                                 --------            -------         -------        --------

Redeemable convertible preferred stock
                 At redemption value                                    -              3,259          (3,259) (I)          -

Stockholders' equity (deficiency):
                 Common stock                                          94                  2               -  (j)         96
                 Additional paid-in capital                        47,202                 28             527  (k)     47,757
                 Accumulated deficit                              (29,730)            (6,109)          6,109  (l)    (29,730)
                 Treasury stock at cost                              (952)               (18)             18  (m)       (952)
                 Cumulative translation adjustment                   (184)                 -               -            (184)
                                                                 --------            -------         -------        --------

                       Total stockholders' equity (deficiency)     16,430             (6,097)          6,654          16,987
                                                                 --------            -------         -------        --------

                       Total liabilities and stockholders'
                        equity (deficiency)                      $ 26,464            $   933         $ 2,229        $ 29,626
                                                                 ========            =======         =======        ========

See accompanying notes to the Pro Forma Unaudited Condensed Financial Statements

                          DATAWARE TECHNOLOGIES, INC.
                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (Unaudited)
                     (In thousands, except per share data)

                                                      Dataware     Sovereign Hill     Adjustments          Total
                                                      ---------    ---------------    ------------       ----------

Revenues                                               $37,319            $ 1,365               -         $ 38,684
Cost of revenues                                        13,510                274               -           13,784
                                                       -------            -------           -----         --------

Gross profit                                            23,809              1,091               -           24,900

Operating expenses:
     Sales and marketing                                16,603                728               -           17,331
     Product development                                 6,721              1,162               -            7,883
     General and administrative                          5,884              2,884               -            8,768
     Amortization of goodwill                                -                  -             646  (n)         646
                                                       -------            -------           -----         --------
       Total operating expenses                         29,208              4,774             646           34,628
                                                       -------            -------           -----         --------

Loss from operations                                    (5,399)            (3,683)           (646)          (9,728)

Interest income (expense), net                            (160)               (27)             11  (o)        (176)
Miscellaneous income (expense), net                       (149)                28               -             (121)
                                                       -------            -------           -----         --------
Loss before provision for income taxes                  (5,708)            (3,682)           (635)         (10,025)
                                                       -------            -------           -----         --------

Provision for income taxes                                  80                  -               -               80
                                                       -------            -------           -----         --------

Net loss                                               $(5,788)           $(3,682)          $(635)        $(10,105)
                                                       =======            =======           =====         ========

Accretion of preferred stock                               677                  -               -              677

Net loss available to common stockholders              $(6,465)           $(3,682)          $(635)        $(10,782)
                                                       =======            =======           =====         ========

Net loss per common share - basic and diluted           $(0.85)                 -               -           $(1.38)

Weighted average number of common shares
   outstanding - basic and diluted                       7,632                  -             200  (p)       7,832

See accompanying notes to the Pro Forma Unaudited Condensed Financial Statements

                                                    DATAWARE TECHNOLOGIES, INC.
                                            PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                            (Unaudited)
                                               (In thousands, except per share data)

                                                                      Dataware      Sovereign Hill     Adjustments          Total
                                                                     -----------    ---------------    ------------       ---------
                                                                     (Unaudited)      (Unaudited)

Revenues                                                                $24,440            $   913               -         $25,353
Cost of revenues                                                          7,200                215               -           7,415
                                                                        -------            -------           -----         -------

Gross profit                                                             17,240                698               -          17,938

Operating expenses:
     Sales and marketing                                                  8,237                214               -           8,451
     Product development                                                  4,532              1,808               -           6,340
     General and administrative                                           3,888                357               -           4,245
     Amortization of goodwill                                                 -                  -             485  (q)        485
     Charge for purchased in-process research and development               450                  -               -             450
                                                                        -------            -------           -----         -------
       Total operating expenses                                          17,107              2,379             485          19,971
                                                                        -------            -------           -----         -------

Income (loss) from operations                                               133             (1,681)           (485)         (2,033)

Interest income (expense), net                                              358               (209)            173  (r)        322
Miscellaneous income (expense), net                                           1                 (1)              -               -
                                                                        -------            -------           -----         -------
Income (loss) before provision for income taxes                             492             (1,891)           (312)         (1,711)
                                                                        -------            -------           -----         -------

Provision for income taxes                                                    -                  -               -               -
                                                                        -------            -------           -----         -------

Net income (loss)                                                       $   492            $(1,891)          $(312)        $(1,711)
                                                                        =======            =======           =====         =======

Net income (loss) per common share - basic                                $0.05                                             $(0.18)

Net income (loss) per common share - diluted                              $0.05                                             $(0.18)

Weighted average number of common shares outstanding - basic              9,450                                200  (s)      9,650

Weighted average number of common shares outstanding - diluted            9,542                                108  (t)      9,650

See accompanying notes to the Pro Forma Unaudited Condensed Financial Statements

                          DATAWARE TECHNOLOGIES, INC.
          NOTES TO PRO FORMA UNAUDITED CONDENSED FINANCIAL STATEMENTS


Adjustments to reflect the Sovereign Hill business combination as of September 30, 1998 are as follows:

(a)  To reduce cash for payments made related to the acquisition of Sovereign
     Hill.
(b)  To reduce accounts receivable for items considered uncollectable.
(c) To reduce the value of prepaid and other assets assumed due to redundant licensing agreement of $159,000 and to reduce other prepaid and other assets to fair value.
(d)  To reduce the property and equipment acquired to its fair value.
(e) To reflect goodwill recorded at December 31, 1998 of $3,232,000 less Sovereign Hill's Q4 loss of $758,000.
(f) To reduce accounts payable for liabilities not assumed as part of the acquisition agreement
(g) To reflect $514,000 of obligations for professional fees and other accrued expenses related to the acquisition of Sovereign Hill, less accrued interest of $173,000 not assumed by Dataware related to the short-term debt.
(h)  To reduce notes payable for notes not assumed as part of acquisition.
(i) To reflect the elimination of preferred stock not assumed as part of the acquisition.
(j) To reflect the elimination of 200,000 shares of Sovereign Hill's common stock and the issuance 200,000 shares of Dataware common stock as a component of the purchase price of Sovereign Hill.
(k) To reflect the elimination of Sovereign Hill's additional paid-in capital and the issuance of Dataware common stock and warrants as a component of the purchase price of Sovereign Hill.
(l)  To reflect the elimination of Sovereign Hill's accumulated deficit.
(m)  To reflect the elimination of Sovereign Hill's treasury stock.

Adjustments to reflect the Sovereign Hill business combination, as if it had occurred as of January 1, 1997 are as follows:

(n) To increase amortization expense due to $3.2 million of goodwill generated from the acquisition of Sovereign Hill assuming a 5 year amortization period.
(o) To reduce interest expense due to the elimination of $1.5 million of short term debt at 12% (issued 12/10/97) not assumed by Dataware.
(p) To adjust for common shares issued that would have been outstanding for the entire year had the transaction occurred on January 1, 1997.
(q) To increase amortization expense due to $3.2 million of goodwill generated from the acquisition of Sovereign Hill assuming nine months of a 5 year amortization period.
(r) To reduce interest expense due to the elimination of $1.5 million short term debt at 12% through April 10, 1998 and 18% through September 30, 1998 not assumed by Dataware.
(s) To adjust for common shares issued that would have been outstanding for the entire year had the transaction occurred on or before January 1, 1998.
(t) To adjust for common shares issued that would have been outstanding for the entire year had the transaction occurred on or before January 1, 1998 and to eliminate dilutive equity securities for the combined company.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March ___, 1999           DATAWARE TECHNOLOGIES, INC.



                                 By: /s/ Michael Gonnerman
                                     --------------------------------
                                     Michael Gonnerman
                                     Vice President and Chief Financial Officer

(c)  Exhibits:
     --------


     2.1 Asset Purchase Agreement dated December 31, 1998, among Dataware, Sovereign Hill and certain Stockholders of Sovereign Hill. (Incorporated by reference to the Form 8-K). Pursuant to Item 601(b)(2) of Regulation S-K, the schedules or exhibits referred to in the Agreement are omitted. The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

     23.1 Consent of Deloitte & Touche LLP, independent auditors to be filed with amendment.